SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 14, 2004 (June 10, 2004)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue
Kansas City, KS 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Item 5.  Other Events

On June 10, 2004, EPIQ Systems, Inc. closed the issuance of $50 million principal amount of 4% unsecured contingent convertible subordinated notes (the “Notes”) in a Rule 144A private placement transaction with three institutional investors.  The proceeds of the notes are being used to repay in full the Company’s $30 million subordinated term loan under its senior credit facility.  The Company will use the balance of the net proceeds of the Notes to pay all current borrowings on its revolving credit facility, which will remain in place in accordance with its terms.

The Notes have a three-year term, maturing June 15, 2007, and may be extended at the holder’s option until June 15, 2010.  The Notes are convertible at any time prior to maturity at the option of the holders into shares of the Company’s common stock at $17.50 per share, subject to satisfaction of certain stock price conditions prior to a conversion.  The terms of the Notes are set forth in the form of Note filed as an exhibit to this report.  Until converted or redeemed, the Notes will bear interest at a fixed rate of 4% per annum.

In a separate matter, the Company reports that the shareholders approved the Company’s 2004 Equity Incentive Plan and the amendment to its Articles of Incorporation described in its Proxy Statement at the June 2, 2004 Annual Meeting.  A copy of the 2004 Equity Incentive Plan is filed as an exhibit to the Proxy Statement for its 2004 Annual meeting included with its Schedule 14A filed with the SEC on April 28, 2004.

Item 7.  Financial Statements and Exhibits.

Exhibits:

The following exhibits are filed herewith:

10.1	Securities Purchase Agreement dated as of June 10, 2004, among EPIQ Systems, Inc. and the Buyers listed on Exhibit A thereto.

10.2	Registration Rights Agreement dated as of June 10, 2004, among EPIQ Systems, Inc. and the Buyers listed on the Schedule of Buyers attached thereto.

10.3	Form of Contingent Convertible Subordinated Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 14, 2004

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director